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                                                                    EXHIBIT 99.1



                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD o SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700

                                                        WWW.CREDITACCEPTANCE.COM

                                  NEWS RELEASE



FOR IMMEDIATE RELEASE                           DATE:   APRIL 11, 2005
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                                  INVESTOR RELATIONS:   DOUGLAS W. BUSK
                                                        TREASURER
                                                        (248) 353-2700 EXT. 4432
                                                        IR@CREDITACCEPTANCE.COM

                                       NASDAQ SYMBOL:   CACCE


                 CREDIT ACCEPTANCE ANNOUNCES POSSIBLE CHANGE IN
      ACCOUNTING FOR LOAN PORTFOLIO AND RECEIPT OF NASDAQ DELISTING NOTICE


SOUTHFIELD, MICHIGAN - APRIL 11, 2005 - CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACCE) Credit Acceptance Corporation (the "Company") announced that its independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), informed the Company on April 8, 2005 that it believes that the Company should account for loans using a different methodology than the methodology that has been utilized by the Company since going public in 1992. As a result, the Company's previously released GAAP financial results, including those in the most recent earnings release, may require restatement. The Company does not believe, however, that previously released Adjusted Earnings and Adjusted Economic Profit, which the Company considers to be its most relevant measure of financial performance, will be impacted by any change in accounting method. Deloitte has confirmed to the Company that they have changed their position through a re-examination of previously available information and not due to new facts and or GAAP pronouncements. The Company is reviewing Deloitte's new position. The Company will likely seek the guidance of the Securities and Exchange Commission on this matter.

The Company released earnings for the year ended December 31, 2004 on March 24, 2005. Although Deloitte had not completed their review of the Form 10-K, nor issued their audit opinion, the Company's earnings release followed a meeting where Deloitte indicated to the Company's Audit Committee that their audit fieldwork was complete, and they had found no material unrecorded adjustments.

On April 1, 2005, Deloitte informed the Company that their National Office was reviewing the Company's accounting for loans. The Company viewed this review as a part of Deloitte's quality control process prior to the Company releasing its Form 10-K due to the Company's previously announced restatement related to income tax accounting. On April 8, 2005 Deloitte informed the Company that it believed the Company should not account for its loans as an originator of loans to consumers but should instead account for its loans as a lender to its dealer-partners.

The classification of the Company as an originator for accounting purposes is not a new issue. The Company



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has accounted for its loans to consumers as a loan originator since 1992.
Deloitte has concurred with the Company's accounting for each of the past six years. Deloitte's National Office specifically reviewed this issue and the Company's loan accounting policies in 2002 at the Company's request.

The Company expects to file its Form 10-K for the year ended December 31, 2004 upon resolution of this matter.

As a result of the Company's inability to timely file its annual report on Form 10-K for the year ended December 31, 2004, the Company is not in compliance with Marketplace Rule 4310(c)(14), and therefore, its securities are subject to delisting from the Nasdaq National Market. On April 5, 2005, the Company received a Nasdaq Staff Determination Letter regarding the potential delisting of the Company's common stock. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The Company's common stock will remain listed on Nasdaq pending the outcome of the hearing. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company's request for continued listing. The Nasdaq trading symbol of the Company's common stock was changed from CACC to CACCE on April 7, 2005.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     o the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

     o increased competition from traditional financing sources and from non-traditional lenders,

     o    the unavailability of funding at competitive rates of interest,

     o the Company's potential inability to continue to obtain third party financing on favorable terms,

     o the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

     o    adverse changes in applicable laws and regulations,

     o    adverse changes in economic conditions,

     o adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

     o the Company's potential inability to maintain or increase the volume of automobile loans,

     o an increase in the amount or severity of litigation against the Company,

     o the loss of key management personnel or the inability to hire qualified personnel,

     o    the effect of terrorist attacks and potential attacks, and

     o various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION


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Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACCE. For more information, visit www.creditacceptance.com.





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